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                                                                    Exhibit 99.1

                  [LETTERHEAD OF MATERIAL SCIENCES CORPORATION
                          SAVINGS AND INVESTMENT PLAN]

                                  May 31, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Material Sciences Corporation Savings and Investment Plan (the "Plan"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Plan's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 11-K. In its letter, Andersen has represented to us that its audit of the statements of net assets available for benefits of the Plan as of December 31, 2001 and December 31, 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

                           Very truly yours,

                           Material Sciences Corporation
                           Savings and Investment Plan

                           By:  Material Sciences Corporation,
                                Plan Administrator

                                By:  /s/ James J. Waclawik, Sr.
                                     James J. Waclawik, Sr.
                                     Vice President and Chief Financial Officer